Exhibit 10(a)

CBS Corporation

Terms and Conditions of the Performance Share Units

Granted Under the 2004 Long-Term Management Incentive Plan

ARTICLE I

TERMS OF PERFORMANCE SHARE UNITS

Section 1.1 Grant of Performance Share Units. CBS Corporation, a Delaware corporation (the “Company”), has awarded the Participant performance share units (the “Performance Share Units”) under the CBS Corporation 2004 Long-Term Management Incentive Plan, as amended from time to time (the “Plan”). The Performance Share Units have been awarded to the Participant subject to the terms and conditions contained in (A) the certificate for the grant of Performance Share Units attached hereto (the “Performance Share Units Certificate”), (B) the terms and conditions contained herein (the Performance Share Units Certificate and the terms and conditions, collectively, the “Certificate”) and (C) the Plan, the terms of which are hereby incorporated by reference (the terms listed in (A), (B), and (C), collectively, the “Terms and Conditions”). A copy of the Plan is being provided to the Participant. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Performance Share Units Certificate or the Plan. Performance Share Units are notional units of measurement and represent the right to receive a number of shares of Class B Common Stock determined on the basis of the performance of the Class B Common Stock in comparison to the performance of the common stock of companies comprising the Reference Group, on the terms and conditions set forth in the Certificate.

Section 1.2  Terms of Performance Share Units.

(a)          Valuation. As of the Determination Date for each Measurement Period, the TSR of the Class B Common Stock over such Measurement Period will be measured against the TSR of the common stock of the companies comprising the Reference Group over the same Measurement Period. Subject to Section 1.2(b), the percentile ranking of the TSR of the Class B Common Stock as compared to the companies comprising the Reference Group will be used to calculate the number of Shares that the Participant will receive, in accordance with the following schedule (the “Schedule”):

Schedule

• If the Company achieves less than the 25th percentile TSR, the award of Performance Share Units will be forfeited

• If the Company achieves the 25th percentile TSR, the number of shares to be delivered under the award will be 25% of the Target Award

• If the Company achieves the 50th percentile TSR, the number of shares to be delivered under the award will be 100% of the Target Award

•  If the Company achieves the 100th percentile TSR (that is, if it is the first ranked company in the Reference Group for TSR), the number of shares to be delivered under the award will be 200% of the Target Award

For Company achievement at an intermediate point between the 25th and 50th percentile, or between the 50th percentile and the 100th percentile, the number of Shares to be delivered will be interpolated between the respective number of Shares to be delivered at such percentiles. For example, if the Company were to achieve the 70th percentile TSR, the number of Shares to be delivered would be 140% of the Target Award. Fractional Shares shall be rounded to the next higher whole Share.

(b)          Minimum Valuation Rule. Notwithstanding the valuation principles set forth in Section 1.2(a), if for any Measurement Period for the award the Company achieves less than the 50th percentile TSR, then the number of Shares to be delivered under the award shall be the greater of:

(i)            if the Company’s three year average of Budgeted Free Cash Flow during the Measurement Period is met or exceeded by the three year average of Actual Free Cash Flow during the Measurement Period (calculated in a manner consistent with the free cash flow goal established for awards under the Senior Executive STIP, including the relevant adjustment provisions of the Senior Executive STIP to the extent consistent with the adjustment provisions of the Plan and Section 2.2 hereof and, to the extent relevant, the adjustments determined by the Committee to be applicable for awards intended to qualify for the performance-based compensation exception under Section 162(m) of the Code; provided, however, that in the event that the Committee does not establish a free cash flow goal in connection with the Senior Executive STIP, then the Committee shall establish a free cash flow goal for purposes of this Section 1.2(b)(i)), then the number of Shares to be awarded will equal the arithmetic average of the Target Award and the number of Shares to be awarded pursuant to the Schedule, rounded up to the nearest whole Share, provided that in the case of a Qualifying Termination as a result of a Participant’s death where the Measurement Period is shortened to less than a three year period, the comparison of Budgeted Free Cash Flow to Actual Free Cash Flow shall be based on the same period as the shortened Measurement Period; or

(ii)           if the Company’s TSR in the last year of the Measurement Period is at or above the 50th percentile, then the number of Shares to be awarded shall be one-third (1/3) of the Target Award;1 provided, however, that in no case shall the number of Shares awarded pursuant to this Section 1.2(b) be less than the number of Shares the Participant is otherwise eligible to receive pursuant to the Schedule.

(c)          Settlement and Delivery of Shares. For each Measurement Period, Shares delivered in settlement of the Performance Share Units will be delivered, net of any Shares withheld to satisfy taxes, as soon as practicable following the Determination Date for such Measurement Period and the date of the Committee meeting to certify the TSR performance of the Performance Share Units for such Measurement Period, as applicable.2  Performance Share Units shall be payable in Shares, which may be evidenced in such manner as the Committee in its discretion shall deem appropriate, including, without limitation, book-entry registration; provided, however, that such Shares shall bear such legends as the Committee, in its sole discretion, may determine to be necessary or advisable. (The Company currently does not issue share certificates for the Class B Common Stock.)  The Company will settle Performance Share Units by delivering the corresponding number of Shares (less any Shares withheld to satisfy withholding tax obligations) to the Participant’s equity compensation account maintained with Smith Barney (or its successor as service provider to the Company’s equity compensation plans). Following settlement, the Participant may direct Smith Barney (or its successor) to sell some or all of such Shares, may leave such Shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.

(d)  Dividend Equivalents and Special Distributions. The Participant shall not be entitled to receive Dividend Equivalents and the Performance Share Units shall not otherwise be credited or adjusted to reflect any regular cash dividend on the shares of Class B Common Stock underlying the Performance Share Units that is paid while the Performance Share Units are outstanding hereunder. Notwithstanding the foregoing, in the event that on any date while Performance Share Units are outstanding hereunder the Company shall pay any dividend other than a regular cash dividend or make any other distribution on the shares of Class B Common Stock underlying the Performance Share Units (any such dividend or distribution referred to herein as a “Special Distribution”), the Committee shall determine, in its sole discretion pursuant to Section 7.1 of the Plan, whether the Participant is entitled to receive, currently or on a deferred basis and in such manner as the Committee may determine, such Special Distribution based on the number of Shares equal to the Target Award attributed to the Participant as of the record date for the Special Distribution.

 1 For 2007 grants only, if over such Measurement Period the Company achieves less than the 50th percentile TSR and the Company’s TSR in the last year of the Measurement Period is at or above the 50th percentile TSR, then the number of Shares to be delivered under the award will equal the Target Award.

 2 For 2007 grants only, Shares to be delivered pursuant to Section 1.2(c) will be delivered as soon as practicable following the third anniversary of the Grant Date with regard to 50% of the award and as soon as practicable following the fourth anniversary of the Grant Date with regard to 50% of the award.

(e)           Termination of Employment.

(i)            Except as set forth below under Section 1.2(e)(ii) with respect to a Participant’s death, in the event the Participant’s employment with the Company or a Subsidiary terminates in a Qualifying Termination prior to the Determination Date for any Measurement Period, the number of Shares that the Participant will receive for the applicable Measurement Period will be determined by multiplying (x) the Shares determined under the applicable valuation criteria under Section 1.2(a) or 1.2(b) by (y) a fraction, the numerator of which is the number of days starting with and inclusive of January 1st of the first calendar year of the applicable Measurement Period and ending on the effective date of the Participant’s Qualifying Termination and the denominator of which is the number of days starting with and inclusive of January 1st of the first calendar year of the applicable Measurement Period and ending on December 31st of the last calendar year of the applicable  Measurement Period. If the product of (x) and (y) results in a fractional Share, such fractional Share shall be rounded to the next higher whole Share. Shares to be delivered in settlement of the Performance Share Units pursuant to this Section 1.2(e)(i) will be delivered as set forth in Section 1.2(c) above.

(ii)           In the event the Participant’s employment with the Company or a Subsidiary terminates as a result of his or her death prior to the Determination Date for any Measurement Period, the number of Shares that the Participant’s estate will receive in respect of such Measurement Period will be determined by multiplying (x) the number of Shares determined under the applicable valuation criteria set forth in Section 1.2(a) or 1.2(b) based on a Measurement Period shortened to the period starting with and inclusive of January 1st of the first calendar year of the applicable Measurement Period and ending on the December 31st following the date of the Participant’s death by (y) a fraction, the numerator of which is the number of days starting with and inclusive of January 1st of the first calendar year of the applicable Measurement Period and ending on the effective date of the Participant’s death and the denominator of which is the number of days starting with and inclusive of January 1st of the first calendar year of the applicable Measurement Period and ending on December 31st of the last calendar year of the applicable Measurement Period. If the product of (x) and (y) results in a fractional Share, such fractional Share shall be rounded to the next higher whole Share. The number of Shares to be delivered in settlement of the Performance Share Units pursuant to this Section 1.2(e)(ii) will be determined as soon as practicable following the Determination Date for such Measurement Period and the date of the Committee meeting to certify the TSR performance of the Performance Share Units for such Measurement Period following the Participant’s year of death, as applicable, and will be delivered in the manner set forth in Section 1.2(c) above to the Participant’s estate as soon as practicable thereafter.3

 3 For 2007 grants only, proration of awards pursuant to Section 1.2(e)(i) and (ii) will apply in the event the Participant’s employment with the Company or a Subsidiary terminates in a Qualifying Termination, including in the case of death, prior to the third anniversary of the Grant Date with regard to 50% of the award and prior to the fourth anniversary of the Grant Date with regard to 50% of the award and the maximum number of Shares that may be earned for any Measurement Period will be capped at 95% of the Target Award for such Measurement Period.

(iii)          In the event the Participant’s employment with the Company or a Subsidiary terminates prior to a Determination Date for any Measurement Period for any reason other than a Qualifying Termination, the Participant shall forfeit all outstanding Performance Share Units for such Measurement Period as of the date of such event.

(iv)          Notwithstanding anything else herein to the contrary, if the Participant is a party to an employment agreement with the Company or one of its Subsidiaries at the time of a termination of employment that provides for different treatment from the foregoing provisions of this Section 1.2(e), the terms of the Participant’s employment agreement will control.

ARTICLE II

EFFECT OF CERTAIN CORPORATE CHANGES

Section 2.1 Effect of Certain Corporate Changes. In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to any outstanding Performance Share Units, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder and under the Plan. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

Section 2.2 Adjustment of Performance Award. In the event that, during any Measurement Period, any recapitalization, reorganization, merger, acquisition, divestiture, consolidation, spin-off, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction or event, or any other extraordinary event or circumstance occurs which has the effect, as determined by the Committee, in its sole and absolute discretion, of distorting the applicable performance criteria involving the Company, including, without limitation, the calculation of TSR for any period or the comparison of Budgeted Free Cash Flow to Actual Free Cash Flow pursuant to Section 1.2(b), the Committee may adjust or modify, as determined by the Committee in its sole discretion, the calculation of such performance criteria to the extent necessary to prevent reduction or enlargement of the award of the Performance Share Units for such Measurement Period attributable to such transaction, circumstance or event. Such adjustments by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

(a)   “Actual Free Cash Flow” means, for any calendar year, the Free Cash Flow of the Company as defined under the Plan.

(b)   “Board” shall mean the Board of Directors of the Company.

(c)   “Budgeted Free Cash Flow” means, for any calendar year, the free cash flow amount approved by the Board as part of the overall Company budget for such calendar year; provided, however, that in the event that the Board shall not approve a Budgeted Free Cash Flow amount by March 31st of any year (or March 30th in the case of a leap year), the Committee shall establish a definition for Budgeted Free Cash Flow prior to such date for purposes of Section 1.2(b) hereof. Budgeted Free Cash Flow shall be calculated in a manner consistent with the free cash flow goal established for awards under the Senior Executive STIP, including the relevant adjustment provisions of the Senior Executive STIP to the extent consistent with the adjustment provisions of the Plan and Section 2.2 hereof and, to the extent relevant, the adjustments determined by the Committee to be applicable for awards intended to qualify for the performance-based compensation exception under Section 162(m) of the Code; provided, however, that in the event that the Committee does not establish a free cash flow goal in connection with the Senior Executive STIP, then the Committee shall establish a free cash flow goal for purposes of Section 1.2(b)(i) hereof.

(d)   “Certificate” shall mean the Performance Share Units Certificate, together with the terms and conditions contained herein.

(e)   “Class B Common Stock” shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

(f)    “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder from time to time.

(g)   “Committee” shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

(h)   “Date of Grant” shall be the date set forth on the Performance Share Units Certificate.

(i)    “Determination Date” shall mean, with respect to each Measurement Period, the December 31st of the last calendar year of such Measurement Period; provided, however, that in the event the Participant’s employment with the Company terminates as a result of the Participant’s death prior to such date, the Determination Date for such Measurement Period will be the December 31st following the date of the Participant’s death.

(j)    “Fair Market Value” of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

(k)   “Good Reason” has the meaning assigned to such term in the Participant’s employment agreement with the Company or Subsidiary.

(l)    “Measurement Period” means the period beginning on the starting date and ending on the end date specified in the Participant’s Performance Share Units Certificate; provided, however, that in the event the Participant’s employment with the Company terminates as a result of the Participant’s death prior to the last day of any Measurement Period, the Measurement Period will be shortened to the period starting with and inclusive of January 1st of the first calendar year of the applicable Measurement Period and ending on the December 31st following the date of the Participant’s death.

(m)  “Participant” shall mean the employee named on the Performance Share Units Certificate.

(n)   “Performance Share Units” shall mean notional units of measurement representing the contractual right granted to the Participant to receive shares of Class B Common Stock based on the performance of the Class B Common Stock in comparison with the performance of the common stock of the Reference Group over the applicable Measurement Period, on the terms and conditions forth in the Certificate.

(o)   “Performance Share Units Certificate” shall have the meaning set forth in Section 1.1 hereof.

(p)   “Permanent Disability” shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the Participant and that is in effect on the date of the onset of the Participant’s Permanent Disability unless the Committee determines otherwise.

(q)   “Qualifying Termination” means (i) the termination of the Participant’s employment by the Company or a Subsidiary other than in a Termination for Cause; (ii) in the event the Participant has an employment agreement with the Company or a Subsidiary that contains a Good Reason termination provision or the Participant is otherwise covered by a severance policy that provides for Good Reason termination, such Participant’s resignation of employment for Good Reason; (iii) the termination of the Participant’s employment with the Company or a Subsidiary by reason of the Participant’s death, Retirement or Permanent Disability; or (iv) in the event the Participant has an employment agreement with the Company or a Subsidiary, the non-renewal of such employment agreement at the Company’s or Subsidiary’s election followed by termination of the Participant’s employment with the Company and any Subsidiary within six months of such contract expiration for any reason other than a Termination for Cause.

(r)    “Reference Group” means all companies whose common stock is included in the S&P 500 at the start of the Measurement Period (other than (i) companies that cease to be included in the S&P 500 during the Measurement Period solely due to merger, acquisition, liquidation or similar events fundamentally changing the identity and nature of the company and (ii) companies that cease to be included in the S&P 500 other than on account of events described in the preceding clause (i) and which also cease to have common stock publicly traded on an exchange or on a recognized market system or the over-the-counter market).

(s)   “Retirement” has the meaning assigned to such term in the Plan.

(t)    “S&P 500” means the Standard & Poor’s 500 Composite Index.

(u)   “Section 409A” shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

(v)   “Shares” means shares of the Company’s Class B Common Stock.

(w)  “Subsidiary” shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

(x)    “Target Award” means, for each Measurement Period, the number of shares of Class B Common Stock that the Participant is eligible to receive for such Measurement Period, as indicated on the Participant’s Performance Share Units Certificate.

(y)   “Termination for Cause” shall mean a termination of employment with the Company or any of its Subsidiaries which, as determined by the Committee, is by reason of (i) “cause” as such term or a similar term is defined in any employment agreement that is in effect and applicable to the Participant, or (ii) if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, the Participant’s: (A) dishonesty; (B) conviction of embezzlement, fraud or other conduct which would constitute a felony; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant’s employment; or (E) any other act or omission which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary thereof.

(z)    “TSR” means for the Class B Common Stock and for the common stock of each company in the Reference Group, the percentage change in value (positive or negative) over the Measurement Period as measured by dividing (i) the sum of (A) each company’s cumulative value of dividends and other distributions in respect of its common stock for the Measurement Period, assuming dividend reinvestment, and (B) the difference (positive or negative) between each company’s common stock price on the first and last day of the Measurement Period, calculated based on the closing price on first day of the Measurement Period and the average closing prices over the 20-day trading period immediately prior to the last day of the Measurement Period, in each case, as reported by Bloomberg L.P. (or such other reporting service that the Committee may designate from time to time); by (ii) the common stock price on the first day of the Measurement Period, calculated on the basis described above. Appropriate and equitable adjustments will be made to account for stock splits and reverse stock splits. TSR will be determined by the Committee in a manner consistent with this definition. For purposes of computing TSR, if a company has more than one class of common stock outstanding then only the class that is included in the S&P 500 shall be taken into account, and if there is more than one such class the company’s TSR shall be computed using the aggregate values of and distributions on all such classes.

ARTICLE IV

MISCELLANEOUS

Section 4.1  No Rights to Grants or Continued Employment. Neither the Terms and Conditions nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, or to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant’s employment at any time for any reason.

Section 4.2  Restriction on Transfer. Performance Share Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of, except by will, the laws of descent and distribution or beneficiary designation; provided, however, that the Committee may permit transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3  Taxes. The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any Performance Shares Units, and from any payment made with respect to the Performance Shares Units or otherwise under the Plan to the Participant or a Participant’s estate, any permitted transferee or beneficiary, an amount sufficient to satisfy any U.S. federal, state, local and/or other tax withholding requirements. The Company expects that, in order to satisfy such requirements, it will, in connection with the delivery of shares of Class B Common Stock upon settlement of Performance Shares Units, withhold from such delivery shares of Class B Common Stock having a Fair Market Value equal to the amount of such required withholding. As a condition to receiving this grant of Performance Shares Units, the Participant has agreed to the foregoing actions to satisfy such tax withholding requirements. Notwithstanding the foregoing, the Company may, in its discretion and subject to such conditions as it may determine, require or permit the Participant to satisfy such tax withholding requirements through some other means (including without limitation by payment of a cash amount equal to the amount of such tax withholding requirements or by delivery of Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such tax withholding requirements).

Section 4.4  Stockholder Rights; Unsecured Creditor Status. The grant of Performance Share Units under the Certificate shall not entitle the Participant or a Participant’s estate, any permitted transferee or beneficiary to any rights of a holder of shares of Class B Common Stock, prior to the time the Participant, the Participant’s estate, the permitted transferee or beneficiary shall become the registered or beneficial holder of the Class B Common Stock underlying the Performance Share Units and Shares are delivered to such party upon settlement of the Performance Share Units. Except as set forth above under Section 1.2(d) and unless otherwise determined by the Committee in its discretion, no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Class B Common Stock for which the record date is prior to the date on which the Participant, a Participant’s estate or any permitted transferee shall become the registered or beneficial holder of such shares of Class B Common Stock. Performance Share Units constitute unsecured and unfunded obligations of the Company. As a holder of Performance Share Units, the Participant shall have only the rights of a general unsecured creditor of the Company.

Section 4.5  No Restriction on Right of Company to Effect Corporate Changes. The Terms and Conditions shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.6  Section 409A. The intent of the Company is that payments and distributions under these Terms and Conditions comply with Section 409A and, accordingly, to the maximum extent permitted, these Terms and Conditions shall be interpreted to be in compliance therewith. Notwithstanding anything herein to the contrary, if the Participant is deemed on the date of his or her “separation from service” (as determined by the Company pursuant to Section 409A) to be one of the Company’s “specified employees” (as determined by the Company pursuant to Section 409A), then any portion of any of the Participant’s Performance Share Units that constitutes deferred compensation within the meaning of Section 409A and is payable or distributable upon the Participant’s separation from service shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service or (ii) the date of Participant’s death (the “Delay Period”). All payments and distributions delayed pursuant to this Section 4.6 shall be paid or distributed to the Participant within 30 days following the end of the Delay Period subject to applicable withholding, and any remaining payments and distributions due thereafter under these Terms and Conditions shall be paid or distributed in accordance with the dates specified for them herein. In no event shall the Company or any of its Subsidiaries be liable for any tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A.

Section 4.7  Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate or the Plan and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the Performance Share Units, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

Section 4.8  Governmental Regulations. The Performance Share Units shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.9  Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Terms and Conditions.

Section 4.10  Governing Law. The Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.